EXHIBIT 10.1

GARDENBURGER, INC.

ARRANGEMENTS FOR DIRECTOR COMPENSATION

In accordance with guidance provided by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) in late November 2004, Gardenburger, Inc. (the “Company”) is providing a written description of the oral compensation arrangements that the Company currently has with its Board of Directors (“Board”), which the SEC may deem to be material definitive agreements with the directors.

During fiscal 2004, four non-employee Directors, Charles E. Bergeron, Ronald C. Kesselman, Richard L. Mazer and Paul F. Wenner, received fees for their participation on our Board and Board Committees. Mr. Bergeron received a total of $28,000, Mr. Mazer received a total of $20,000, Mr. Kesselman, who resigned from the Board of Directors in December 2003, received a total of $7,000 and Mr. Wenner, who became a non-employee director in May 2004, received a total of $3,000. No other directors received compensation for their participation on the Board of Directors. All non-employee Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors.

We also have a licensing agreement with Mr. Wenner, which expires in May 2009. This licensing agreement was filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2004, filed August 16, 2004.